Exhibit 99.1

National Bank Holdings Corporation Announces First Quarter 2013 Financial Results

Greenwood Village, Colorado - (BusinessWire) – National Bank Holdings Corporation (NYSE: NBHC) reported net income of $2.1 million, or $0.04 per diluted share, for the first quarter of 2013 compared to the fourth quarter of 2012 net income of $3.0 million, or $0.06 per diluted share, and the first quarter of 2012 net income of $1.6 million, or $0.03 per diluted share.

In announcing these results, President and Chief Executive Officer Tim Laney said, “We continued to realize solid organic growth during the quarter and we believe our prospects for attractive M&A in our target markets remain strong. We grew our strategic loan portfolio while maintaining prudent underwriting standards – standards that we are benefiting from as our portfolio becomes more seasoned. While FDIC resolution activity has been slow, we have been actively engaged in open bank, branch purchase and complimentary specialty business acquisition opportunities.”

First Quarter 2013 Highlights

•	Grew the strategic loan portfolio by 11.4% annualized.

•	Successfully exited $98.7 million, or 56.3% annualized, of the non-strategic loan portfolio.

•	Grew average transaction account deposit balances 4.8% annualized, driving a 3 basis point improvement in total cost of deposits.

•	Added $14.9 million to accretable yield for the acquired loans accounted for under ASC 310-30, partially offset by $0.3 million in impairments.

•	Credit quality continued to improve, with non-performing loans to total loans improving to 2.08% at March 31, 2013 from 2.23% at December 31, 2012.

•	Net charge-offs on non 310-30 loans were 0.44% annualized.

•	Net interest margin was 3.88% during the first quarter, driven by the attractive yields on loans accounted for under ASC 310-30 and lower cost of deposits.

•	Costs before problem loan/OREO workout expenses were flat for the third consecutive quarter, adjusting for the third quarter IPO expenses.

•	Problem loan/OREO workout expenses totaled $7.1 million, decreasing $2.9 million from the prior quarter.

•	Tangible book value per share was $19.13 before consideration of the excess accretable yield value of $0.52 per share.

•	Approximately $400 million in excess strategic capital (above 10% Tier 1 Leverage), which positions us for future growth opportunities.

First Quarter 2013 Results

(All comparisons refer to the fourth quarter of 2012, except as noted)

Net Interest Income

Net interest income totaled $45.6 million for the first quarter of 2013, and declined $4.0 million compared to the prior quarter. The linked quarter decline was largely due to decreased average balances on loans accounted for under ASC 310-30 (acquired loan pools) as we continue to actively exit the non-strategic loan portfolio, however, the yields on these loans continued to increase as a result of the additional transfers to accretable yield in recent quarters. Additionally, lower yields earned on non 310-30 loans contributed to the decline in net interest income as loans originated during the current low interest rate environment continue to make up a larger portion of the loan portfolio and the accretion of the fair market value discounts continues to moderately decrease. The first quarter yield earned on interest earning assets narrowed by 24 basis points, slightly offset by a 4 basis point decline in the cost of interest bearing liabilities, resulting in the first quarter net interest margin narrowing by 21 basis points to 3.88%.

Loans

Strategic loans increased $31.4 million, or 11.4% annualized, over the prior quarter to $1.2 billion at March 31, 2013. Loan originations of $109.4 million were down slightly from the prior quarter, largely due to seasonality and market trends. Strategic loans include all originated loans in addition to those acquired loans inside our operating markets that meet our credit risk profile. Criteria utilized in the designation of an acquired loan as “strategic” include (a) geography, (b) total relationship with borrower and (c) credit metrics commensurate with our current underwriting standards.

“We continued our expansion and development of quality relationships with individuals and small to mid-sized businesses and we continue to expand our strategic loan portfolio, increasing loan originations 32.7% over the same quarter a year ago. We have done this while maintaining strong credit quality standards in our strategic portfolio, where just 0.6% of these loans are considered non-performing,” said Mr. Laney.

In conjunction with the strategy of exiting the non-strategic loan portfolio, total loans decreased $67.3 million, or 14.9% annualized, from the prior quarter, ending the first quarter of 2013 at $1.8 billion. Balances of non-strategic relationships declined $98.7 million during the first quarter, or 56.3% annualized, as adversely rated and other non-strategic relationships paid off or paid down.

Asset Quality and Provision for Loan Losses

“Our balance sheet profile continues to be low risk,” said Chief Financial Officer Brian Lilly. “Our risk weighted assets to total assets ratio of 35% is one of the lowest in the industry, largely because 30% of our loans and 55% of our OREO are covered by FDIC loss-share agreements, coupled with our low-risk rated investment portfolio, and 61% of our loan portfolio carries acquisition discounts. Additionally, 41% of our loans are accounted for in acquired loan pools, which require quarterly valuation updates.”

Loans accounted for under ASC 310-30 totaled $730.2 million at March 31, 2013 and decreased $91.8 million during the first quarter, an annualized decrease of 45.3%, as workout efforts on these purchased loans continued. The quarterly fair value re-measurement on the acquired loan pools resulted in a favorable net transfer of $14.9 million from non-accretable to accretable yield while recording just $0.3 million of impairment through the provision for credit losses thereby increasing the economic value of the acquired loan pools by an additional $14.6 million for the quarter and $83.6 million on a life-to-date basis at March 31, 2013. The increase in accretable yield will be recognized over the remaining life of these loan pools.

The non 310-30 loans totaled $1.0 billion, or 58.6% of total loans, at March 31, 2013. These loans are primarily comprised of originated loans and acquired loans not accounted for under the ASC 310-30 acquired loan pool accounting. Net annualized charge-offs for non 310-30 loans moderated to 44 basis points during the first quarter of 2013. Improvements in credit quality trends were seen in both past due and non-performing loans during the quarter and resulted in a provision for loan losses on the non 310-30 loans of $1.1 million and a non 310-30 allowance for loan losses to total non 310-30 loans ratio of 1.04% as of March 31, 2013. Other real estate owned ended the quarter at $83.3 million and decreased $11.5 million during the quarter primarily due to sales of $25.7 million offset with transfers from the loan portfolio of $17.0 million.

Deposits

Transaction deposits (defined as total deposits less time deposits) averaged $2.4 billion during the first quarter, increasing $27.8 million, or 4.8% annualized. We continued to focus our deposit base on clients who were interested in market rate time deposits and developing a banking relationship. As a result, average time deposits decreased $134.0 million during the first quarter and the mix of transaction deposits to total deposits improved to 59.2% from 58.3% at the end of the prior quarter. The cost of deposits improved 3 basis points to 0.45% in the first quarter from 0.48% during the prior quarter. The balance sheet continues to be funded by client deposits and repurchase agreements, and at March 31, 2013, these client fundings comprised 98.6% of total liabilities.

Non-Interest Income

Banking related non-interest income (excludes FDIC-related income) totaled $8.5 million during the first quarter of 2013 and decreased $2.3 million compared to the prior quarter, which was driven by a $1.2 million decrease in gains on recoveries of previously charged-off acquired loans and a $0.5 million decrease in service charges. The decline in service charges was largely due to a seasonal decline in NSF and overdraft fees coupled with the implementation of overdraft credit loss-mitigation strategies. FDIC-related income increased $0.5 million as a result of the quarterly activity in covered assets.

Non-Interest Expense

Non-interest expense totaled $47.9 million during the first quarter of 2013, a decrease of $3.5 million from the previous quarter. The decrease in non-interest expense during the quarter was largely due to elevated OREO expenses in the fourth quarter. Excluding problem loan/OREO workout expenses, non-interest expense declined $0.5 million from the prior quarter. The OREO and problem loan expenses are expected to continue to fluctuate quarterly as we resolve the acquired problem asset portfolio. Salaries and employee benefits increased $1.1 million compared to the prior quarter, which was largely driven by reduced incentive-based compensation expense recorded during the fourth quarter.

Capital

Capital ratios continue to be strong and well in excess of federal bank regulatory agency “well capitalized” thresholds. Shareholders’ equity totaled $1.1 billion at March 31, 2013 and decreased $3.8 million during the first quarter, largely due to a $4.4 million decrease in accumulated other comprehensive income, net of tax, which was driven by the fair market value fluctuations of the available-for-sale investment securities portfolio. Tangible book value per share decreased to $19.13 at March 31, 2013 from $19.17 at December 31, 2012, driven by the decrease in accumulated other comprehensive income. The tangible common equity to tangible assets ratio increased 50 basis points during the quarter and ended at 19.35%. This increase was driven by lower total assets at March 31, 2013.

A common convention in the industry is to add the value of the accretable yield to the tangible book value per share. The value of the March 31, 2013 accretable yield balance on the ASC 310-30 loans of $127.2 million would add $1.47 after-tax to the tangible book value per share. A more conservative methodology, that management uses, values the excess yield and then considers the timing of the accreted interest income recognition. Under this more conservative methodology, we first net the accretable yield on ASC 310-30 loans and the accretable yield on the FDIC indemnification asset and then calculate the excess of a 4.5% yield (an approximate yield on new loan originations), and finally discount the amounts at 5%. The result would add $0.52 after-tax to our tangible book value per share as of March 31, 2013.

Year-Over-Year Review

(All comparisons refer to the first quarter of 2012, except as noted)

Net income for the first quarter of 2013 was $2.1 million, or $0.04 per diluted share, compared to $1.6 million for the first quarter of 2012, or $0.03 per diluted share. Net interest income declined $7.7 million, which resulted from the lower loan balances of
ASC 310-30 loans as non-strategic loans were paid off or paid down, coupled with lower yields earned on the investment portfolio and on the non 310-30 loan portfolio. Loan originations increased 32.7% to $109.4 million from $82.4 million in the same quarter of the prior year. Average balances of interest earning liabilities declined $815.4 million, driven by an $881.3 million decline in average time deposits as we focused our deposit base on clients who were interested in market rate time deposits and developing a banking relationship.

Provision for loan loss expense was $1.4 million during the first quarter of 2013, compared to $7.8 million during the first quarter of 2012, a decrease of $6.4 million. The decrease in provision was due to lower impairment charges on the ASC 310-30 loan pools coupled with reduced net charge-offs in the non 310-30 portfolio. Non-interest income was $7.2 million in the first quarter of 2013 compared to $10.3 million during the same period in 2012, a decline of $3.1 million, which was largely due to a $1.4 million decline in FDIC-related income coupled with a $1.1 million decline in gain on previously charged-off acquired loans.

Non-interest expense totaled $47.9 million in the first quarter of 2013 compared to $53.0 million during the first quarter of 2012, a decline of $5.1 million. The decline in non-interest expense was primarily due to lower OREO expenses of $3.9 million, coupled with a $1.3 million decrease in professional fees, and a $1.4 million valuation decrease in the warrant liability.

These decreases were partially offset by a $1.4 million increase in occupancy and equipment expense, which was largely due to the additional depreciation of the premises and equipment purchased in the Bank of Choice and Community Banks of Colorado acquisitions.

Conference Call

Management will host a conference call to review the results at 11:00 a.m. Eastern Time on Tuesday, April 30, 2013. Interested parties may listen to this call by dialing (877) 272-6762 (United States)/ (615) 800-6832 (International) using the Conference ID of 33675559 and ask for the National Bank Holdings Corporation First Quarter Earnings conference call. A telephonic replay of the call will be available beginning approximately two hours after the call’s completion through May 14, 2013, by dialing (855) 859-2056 (United States)/ (404) 537-3406 (International) using the Conference ID of 33675559. The earnings release and an on-line replay of the call will also be available on the Company’s website at www.nationalbankholdings.com by visiting the investor relations area.

About Non-GAAP Financial Measures

Certain of the financial measures and ratios we present, including “tangible assets,” “return on average tangible assets,” “return on average tangible equity,” “tangible book value,” “tangible book value per share,” and “tangible common equity,” are supplemental measures that are not required by, or are not presented in accordance with, accounting principles generally accepted in the United States, or “non-GAAP financial measures.” We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

We believe that these measures provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP; however we acknowledge that our non-GAAP financial measures have a number of limitations relative to GAAP financial measures. The items that we exclude in our adjustments are not necessarily consistent with the items that our peers may exclude from their results of operations and key financial measures and therefore may limit the comparability of similarly named financial measures and ratios. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables.

About National Bank Holdings Corporation

National Bank Holdings Corporation is a bank holding company created to build a leading community bank franchise delivering high quality customer service and committed to shareholder results. National Bank Holdings Corporation currently operates a network of 101 full-service banking centers, with the majority of those banking centers located in Colorado and the greater Kansas City region. Through the Company’s subsidiary, NBH Bank, N.A., it operates under the following brand names: Bank Midwest in Kansas and Missouri, Community Banks of Colorado in Colorado and California and Hillcrest Bank in Texas.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain words such as “believes,” “expects,” “may,” “should,” “will,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “targets” or “anticipates” or similar expressions that relate to the Company’s strategy, plans or intentions. Forward-looking statements are statements about future, not past, events and involve certain important risks and uncertainties, any of which could cause the Company’s actual results to differ materially from those expressed in forward-looking statements, including, without limitation, the factors more fully described under the caption “Risk Factors” in our Form 10-K that we filed with the Securities and Exchange Commission and: (1) changes in business and economic conditions generally and in the financial services industry; (2) changes in the laws, regulations and the regulatory environment; (3) the Company’s ability to identify potential candidates for, consummate, integrate and realize operating efficiencies from, acquisitions of banking franchises on attractive terms, or at all; (4) the Company’s ability to achieve organic loan and deposit growth and the composition of such growth; (5) a weakening of the economy which could materially impact credit quality trends and local real estate values; and (6) increased competition in the financial services industry, nationally, regionally or locally. Except as required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management’s estimates, expectations or beliefs as of such time. For a discussion of additional risks and uncertainties that may affect the future results of the Company, please see the Company’s filings with the Securities and Exchange Commission.

Contacts:

Analysts/Investors: Brian Lilly, Chief Financial Officer, (720) 529-3315, blilly@nationalbankholdings.com

Media: Kris Mapes, Executive Assistant, (720) 529-3372, kmapes@nationalbankholdings.com

NATIONAL BANK HOLDINGS CORPORATION

FINANCIAL SUMMARY

Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share data)

	For the three months ended
	March 31,	December 31,	March 31,
	2013	2012	2012
Total interest and dividend income	$50,098	$54,708	$62,890
Total interest expense	4,529	5,124	9,632

Net interest income before provision for loan losses	45,569	49,584	53,258

Provision for loan losses on 310-30 loans	309	1,620	3,279
Provision for loan losses on non 310-30 loans	1,108	1,050	4,557

Net interest income after provision for loan losses	44,152	46,914	45,422

Non-interest income:
FDIC indemnification asset accretion	(4,669)	(4,655)	(3,687)
Other FDIC loss-sharing income	3,277	2,791	3,699
Service charges	3,687	4,222	4,376
Bank card fees	2,469	2,531	2,301
Gain on sale of mortgages, net	306	328	309
Gain on sale of securities, net	—	—	674
Gain on recoveries of previously charged-off acquired loans	443	1,671	1,533
Other non-interest income	1,638	2,109	1,065

Total non-interest income	7,151	8,997	10,270

Non-interest expense:
Salaries and employee benefits	22,956	21,885	22,413
Occupancy and equipment	5,965	5,713	4,537
Professional fees	1,396	2,544	2,671
Other real estate owned expenses	4,719	8,161	8,621
Problem loan expenses	2,331	1,828	1,711
Intangible asset amortization	1,336	1,324	1,336
Other non-interest expense	9,181	9,912	11,684

Total non-interest expense	47,884	51,367	52,973

Income before income taxes	3,419	4,544	2,719
Income tax expense	1,337	1,541	1,076

Net income	$2,082	$3,003	$1,643

Income per share - basic	$0.04	$0.06	$0.03
Income per share - diluted	$0.04	$0.06	$0.03

NATIONAL BANK HOLDINGS CORPORATION

Consolidated Statements of Condition

(Dollars in thousands, except share and per share data)

	March 31, 2013	December 31, 2012	March 31, 2012
	(Unaudited)		(Unaudited)
ASSETS
Cash and due from banks	$57,446	$90,505	$73,669
Due from Federal Reserve Bank of Kansas City	266,290	579,267	659,658
Federal funds sold and interest bearing bank deposits	95,457	99,408	110,984

Cash and cash equivalents	419,193	769,180	844,311

Investment securities available-for-sale	2,106,882	1,718,028	1,738,929
Investment securities held-to-maturity	517,017	577,486	760,744
Non-marketable securities	32,947	32,996	29,087

Loans receivable, net (covered loans of $537,096 and $608,222)	1,765,450	1,832,702	2,101,482
Allowance for loan losses	(12,889)	(15,380)	(12,408)

Loans, net	1,752,561	1,817,322	2,089,074

Loans held for sale	7,034	5,368	5,008
Federal Deposit Insurance Corporation (“FDIC”) indemnification asset, net	75,698	86,923	187,136
Other real estate owned	83,330	94,808	144,619
Premises and equipment, net	121,082	121,436	111,901
Goodwill	59,630	59,630	59,630
Intangible assets, net	26,239	27,575	31,587
Other assets	55,930	100,023	72,781

Total assets	$5,257,543	$5,410,775	$6,074,807

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Non-interest bearing demand deposits	$654,002	$677,985	$637,045
Interest bearing demand deposits	487,222	529,996	534,496
Savings and money market	1,263,083	1,240,020	1,193,960

Total transaction deposits	2,404,307	2,448,001	2,365,501
Time deposits	1,656,494	1,752,718	2,406,648

Total deposits	4,060,801	4,200,719	4,772,149

Securities sold under agreements to repurchase	53,110	53,685	74,050
Other liabilities	56,889	65,812	137,219

Total liabilities	4,170,800	4,320,216	4,983,418

Stockholders’ equity:
Common stock	523	523	522
Treasury stock	—	(4)	—
Additional paid in capital	1,007,401	1,006,194	996,888
Retained earnings	42,692	43,273	48,123
Accumulated other comprehensive income, net of tax	36,127	40,573	45,856

Total stockholders’ equity	1,086,743	1,090,559	1,091,389

Total liabilities and stockholders’ equity	$5,257,543	$5,410,775	$6,074,807

SHARE DATA
Average basic shares outstanding	52,320,622	52,296,704	52,176,863
Average diluted shares outstanding	52,346,525	52,372,806	52,303,771
Ending shares outstanding	52,314,909	52,327,672	52,191,238
Common book value per share	$20.77	$20.84	$20.91
Tangible common book value per share	$19.13	$19.17	$19.16

CAPITAL RATIOS
Book equity to assets	20.67%	20.16%	17.97%
Tangible common equity to tangible assets	19.35%	18.85%	16.72%
Leverage ratio	18.65%	18.21%	15.92%

NATIONAL BANK HOLDINGS CORPORATION

Loan Portfolio Update

(Dollars in thousands)

Accounting Treatment and Loss-Share Coverage Period End Loan Balances:

	March 31, 2013			December 31, 2012
	310-30	Non 310-30	Total loans	310-30	Non 310-30	Total loans
Commercial	$78,928	$185,802	$264,730	$83,169	$187,419	$270,588
Commercial real estate	490,608	256,132	746,740	566,035	238,964	804,999
Agriculture	46,580	118,157	164,737	47,733	125,674	173,407
Residential real estate	101,386	446,185	547,571	106,100	427,277	533,377
Consumer	12,747	28,925	41,672	18,984	31,347	50,331

Total	$730,249	$1,035,201	$1,765,450	$822,021	$1,010,681	$1,832,702

Covered	466,677	70,419	537,096	527,948	80,274	608,222
Non-covered	263,572	964,782	1,228,354	294,073	930,407	1,224,480

Total	$730,249	$1,035,201	$1,765,450	$822,021	$1,010,681	$1,832,702

Strategic/Non-Strategic Period-End Loan Balances:

	March 31, 2013			December 31, 2012
	Strategic	Non-strategic	Total	Strategic	Non-strategic	Total
Commercial	$171,128	$93,602	$264,730	$163,193	$107,395	$270,588
Commercial real estate	299,853	446,887	746,740	278,907	526,092	804,999
Agriculture	152,619	12,118	164,737	160,963	12,444	173,407
Residential real estate	492,767	54,804	547,571	474,769	58,608	533,377
Consumer	37,143	4,529	41,672	44,266	6,065	50,331

Total	$1,153,510	$611,940	$1,765,450	$1,122,098	$710,604	$1,832,702

Originations:

	First quarter 2013	Fourth quarter 2012	Third quarter 2012	Second quarter 2012	First quarter 2012
Commercial	$15,150	$30,988	$25,640	$10,799	$20,102
Commercial real estate	36,749	20,993	11,135	6,816	18,546
Agriculture	9,446	28,978	24,328	22,444	7,570
Residential real estate	45,808	52,778	60,320	40,123	33,016
Consumer	2,211	6,025	6,505	4,057	3,155

Total	$109,364	$139,762	$127,928	$84,239	$82,389

NATIONAL BANK HOLDINGS CORPORATION

Summary of Net Interest Margin

(Dollars in thousands)

	Three months ended March 31, 2013			Three months ended December 31, 2012
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Interest earning assets:
310-30 loans	$785,103	$21,302	10.85%	$890,787	$24,156	10.79%
Non 310-30 loans	1,015,260	14,833	5.93%	1,029,059	16,210	6.27%
Investment securities available-for-sale	1,845,383	8,471	1.86%	1,676,518	8,269	1.96%
Investment securities held-to-maturity	552,832	4,777	3.50%	617,821	5,323	3.43%
Other securities	32,996	394	4.84%	33,036	393	4.73%
Interest-bearing deposits	531,945	321	0.24%	576,100	357	0.25%

Total interest earning assets	$4,763,519	$50,098	4.27%	$4,823,321	$54,708	4.51%

Cash and due from banks	62,616			66,214
Other assets	481,154			541,354
Allowance for loan losses	(14,297)			(16,518)

Total assets	$5,292,992			$5,414,371

Interest bearing liabilities:
Interest bearing demand, savings and money market deposits	$1,738,410	$1,094	0.26%	$1,693,737	$1,173	0.28%
Time deposits	1,698,801	3,417	0.82%	1,832,790	3,930	0.85%
Securities sold under agreements to repurchase	46,784	18	0.16%	45,014	21	0.19%

Total interest bearing liabilities	$3,483,995	$4,529	0.53%	$3,571,541	$5,124	0.57%

Non-interest bearing demand deposits	645,904			662,763
Other liabilities	75,556			89,450

Total liabilities	4,205,455			4,323,754

Stockholders’ equity	1,087,537			1,090,617

Total liabilities and stockholders’ equity	$5,292,992			$5,414,371

Net interest income		$45,569			$49,584

Interest rate spread			3.74%			3.94%
Net interest earning assets	$1,279,524			$1,251,780

Net interest margin			3.88%			4.09%
Ratio of average interest earning assets to average interest bearing liabilities	136.73%			135.05%

(1)	Originated loans are net of deferred loan fees, less costs.
(2)	Loan fees, less costs on originated loans, are included in interest income.
(3)	Non 310-30 loans include loans held for sale during the period held.

NATIONAL BANK HOLDINGS CORPORATION

(Dollars in thousands)

Allowance For Loan Losses Analysis(1):

	As of and for the three months ended:
	March 31, 2013			December 31, 2012
	310-30	Non 310-30	Total	310-30	Non 310-30	Total
Beginning allowance for loan losses	$4,652	$10,728	$15,380	$7,110	$10,386	$17,496
Net charge-offs	(2,812)	(1,096)	(3,908)	(4,078)	(708)	(4,786)
Provision	309	1,108	1,417	1,620	1,050	2,670

Ending allowance for loan losses	$2,149	$10,740	$12,889	$4,652	$10,728	$15,380

Annualized net charge-offs to average loans, respectively	1.45%	0.44%	0.88%	1.82%	0.28%	1.00%
% of net charge-offs from covered loans, respectively	70.46%	4.68%	52.02%	55.19%	6.09%	47.92%
Ratio of allowance for loan losses to total loans outstanding at period end, respectively	0.29%	1.04%	0.73%	0.57%	1.06%	0.84%
Ratio of non-performing loans to loans		3.55%	2.08%		4.04%	2.23%
Ratio of allowance for loan losses to non-performing loans		29.20%	35.05%		26.25%	37.64%

Total loans outstanding at period end	$730,249	$1,035,201	$1,765,450	$822,021	$1,010,681	$1,832,702
Total average loans during the period	$785,103	$1,011,137	$1,796,240	$890,787	$1,022,679	$1,913,466
Non-covered loans	$263,572	$964,782	$1,228,354	$294,073	$930,407	$1,224,480
Total non-performing loans	$—	$36,775	$36,775	$—	$40,864	$40,864

Past Due Loans(1):

	March 31, 2013			December 31, 2012
	310-30	Non 310-30	Total	310-30	Non 310-30	Total
Non-accrual loans	$—	$17,965	$17,965	$—	$23,119	$23,119
Loans 30-89 days past due and still accruing interest	28,199	4,559	32,758	18,413	4,580	22,993
Loans 90 days past due and still accruing interest	112,475	176	112,651	146,761	25	146,786

Total past due and non-accrual loans	$140,674	$22,700	$163,374	$165,174	$27,724	$192,898

Total past due and non-accrual loans to total loans, respectively	19.26%	2.19%	9.25%	20.09%	2.74%	10.53%

% of total past due and non-accrual loans that carry fair value marks	100.00%	54.80%	93.70%	100.00%	42.96%	93.93%

% of total past due and non-accrual loans that are covered by FDIC loss sharing agreements, respectively	76.35%	20.19%	68.55%	78.92%	22.26%	70.77%

NATIONAL BANK HOLDINGS CORPORATION

(Dollars in thousands)

Asset Quality Data (Covered/Non-covered)(1):

	March 31, 2013			December 31, 2012
	Non-covered	Covered	Total	Non-covered	Covered	Total
Total non-accrual loans	$13,883	$4,082	$17,965	$17,074	$6,045	$23,119
Total loans 90 days past due and still accruing interest	176	—	176	25	—	25
Accruing restructured loans (2)	12,687	5,947	18,634	12,673	5,047	17,720

Total non-performing loans	26,746	10,029	36,775	29,772	11,092	40,864
OREO	37,478	45,852	83,330	49,297	45,511	94,808
Other repossessed assets	800	523	1,323	800	531	1,331

Total non-performing assets	$65,024	$56,404	$121,428	$79,869	$57,134	$137,003

Allowance for loan losses			$12,889			$15,380

Total non-performing loans to loans, respectively	2.18%	1.87%	2.08%	2.43%	1.82%	2.23%
Total non-performing assets to total assets			2.31%			2.53%

(1)	Loans accounted for under ASC 310-30 may be considered performing, regardless of past due status, if the timing and expected cash flows on these loans can be reasonably estimated and if collection of the new carrying value is expected.

(2)	Includes restructured loans less than 90 days past due and still accruing.

Changes in Accretable Yield

	For the three months ended			Life-to-Date
	Mar 31, 2013	Dec 31, 2012	Mar 31, 2012	Mar 31, 2013
Accretable yield at beginning of period	$133,585	$148,868	$186,494	$—
Additions through acquisitions	—	—	—	214,994
Reclassification from non-accretable difference to accretable yield	16,134	13,145	10,653	122,125
Reclassification to non-accretable difference from accretable yield	(1,202)	(4,273)	(4,130)	(14,232)
Accretion	(21,302)	(24,155)	(26,549)	(195,672)

Accretable yield at end of period	$127,215	$133,585	$166,468	$127,215

NATIONAL BANK HOLDINGS CORPORATION

Key Ratios

	As of and for the three months ended
	March 31, 2013	December 31, 2012	March 31, 2012
Key Ratios (1)
Return on average assets	0.16%	0.22%	0.11%
Return on average tangible assets (2)	0.23%	0.28%	0.16%
Return on average equity	0.78%	1.10%	0.60%
Return on average tangible common equity (2)	1.17%	1.51%	0.99%
Return on risk weighted assets	0.46%	0.64%	0.32%
Interest-earning assets to interest-bearing liabilities (end of period) (3)	137.52%	134.44%	128.62%
Loans to deposits ratio (end of period)	43.65%	43.76%	44.14%
Non-interest bearing deposits to total deposits (end of period)	16.11%	16.14%	13.35%
Net interest margin (4)	3.88%	4.09%	3.91%
Interest rate spread (5)	3.74%	3.94%	3.72%
Yield on earning assets (3)	4.27%	4.51%	4.62%
Cost of interest bearing liabilities (3)	0.53%	0.57%	0.90%
Cost of deposits	0.45%	0.48%	0.79%
Non-interest expense to average assets	3.67%	3.77%	3.45%
Efficiency ratio (6)	88.29%	85.43%	81.28%

Asset Quality Data (7) (8) (9)
Non-performing loans to total loans	2.08%	2.23%	1.77%
Covered non-performing loans to total non-performing loans	27.27%	27.14%	19.85%
Non-performing assets to total assets	2.31%	2.53%	3.06%
Covered non-performing assets to total non-performing assets	46.45%	41.70%	49.41%
Allowance for loan losses to total loans	0.73%	0.84%	0.59%
Allowance for loan losses to total non-covered loans	1.05%	1.26%	1.00%
Allowance for loan losses to non-performing loans	35.05%	37.64%	33.42%
Net charge-offs to average loans	0.88%	1.00%	1.28%

(1)	Ratios are annualized.
(2)	Ratio represents non-GAAP financial measure.
(3)	Interest earning assets include assets that earn interest/accretion or dividends, except for the FDIC indemnification asset that may earn accretion but is not part of interest earning assets. Any market value adjustments on investment securities are excluded from interest-earning assets. Interest bearing liabilities include liabilities that must be paid interest.
(4)	Net interest margin represents net interest income, including accretion income on interest earning assets, as a percentage of average interest earning assets.
(5)	Interest rate spread represents the difference between the weighted average yield on interest earning assets and the weighted average cost of interest bearing liabilities.
(6)	The efficiency ratio represents non-interest expense, less intangible asset amortization, as a percentage of net interest income plus non-interest income.
(7)	Non-performing loans consist of non-accruing loans, loans 90 days or more past due and still accruing interest and restructured loans, but exclude any loans accounted for under ASC 310-30 in which the pool is still performing. These ratios may, therefore, not be comparable to similar ratios of our peers.
(8)	Non-performing assets include non-performing loans, other real estate owned and other repossessed assets.
(9)	Total loans are net of unearned discounts and fees.

NATIONAL BANK HOLDINGS CORPORATION

Non-GAAP Financial Measures

(Dollars in thousands, except share and per share data)

Statements of Financial Condition Non-GAAP Reconciliations

	As of and for the three months ended
	March 31, 2013	December 31, 2012	March 31, 2012
Total stockholders’ equity	$1,086,743	$1,090,559	$1,091,389
Less: goodwill	(59,630)	(59,630)	(59,630)
Less: intangibles	(26,239)	(27,575)	(31,587)

Tangible common equity	$1,000,874	$1,003,354	$1,000,172

Total assets	$5,257,543	$5,410,775	$6,074,807
Less: goodwill	(59,630)	(59,630)	(59,630)
Less: intangibles	(26,239)	(27,575)	(31,587)

Tangible assets	$5,171,674	$5,323,570	$5,983,590

Total stockholders’ equity to total assets	20.67%	20.16%	17.97%
Less: impact of goodwill and intangibles	-1.32%	-1.31%	-1.25%

Tangible common equity to tangible assets	19.35%	18.85%	16.72%

Return on average assets	0.16%	0.22%	0.11%
Add: impact of goodwill and intangibles	0.00%	0.00%	0.00%
Add: impact of core deposit intangible expense, after tax	0.07%	0.06%	0.05%

Return on average tangible assets	0.23%	0.28%	0.16%

Return on average equity	0.78%	1.10%	0.60%
Add: impact of goodwill and intangibles	0.07%	0.09%	0.06%
Add: impact of core deposit intangible expense, after tax	0.32%	0.32%	0.33%

Return on average tangible equity	1.17%	1.51%	0.99%

Common book value per share calculations:
Total stockholders’ equity	$1,086,743	$1,090,559	$1,091,389
Divided by: Ending shares outstanding	52,314,909	52,327,672	52,191,238

Common book value per share	$20.77	$20.84	$20.91

Tangible common book value per share calculations:
Tangible common equity	$1,000,874	$1,003,354	$1,000,172
Divided by: Ending shares outstanding	52,314,909	52,327,672	52,191,238

Common book value per share	$19.13	$19.17	$19.16